Exhibit 10.7.5
FOURTH ADDENDUM AGREEMENT
Dated: 11.12. 2009

BY AND BETWEEN

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.
of P.O. Box 95, Rehovot 76100, Israel
(hereinafter “Yeda”)

and
BRAINSWAY, INC.
a company duly registered under the laws of the state of Delaware, U.S.A
(hereinafter “the Company”)

WHEREAS	Yeda and the Company are parties to a Research and Licence Agreement dated 2 June 2005 (the “R&L Agreement”); and

WHEREAS	The Research Period defined under the R&L Agreement commenced on 2 June 2005 and ended on 1 June 2008 (the “Original Research”); and

WHEREAS
an Additional Research was performed in parallel with the Original Research, between 1 June 2007 and until 31 May 2008, pursuant to the First Addendum Agreement, dated: 19.08.07 (the “First Addendum” and the “Parallel Research”, respectively); and

WHEREAS
the Parallel Research was extended by the First Extension Period, which commenced on 12 December, 2008 and ended on 20 April, 2009, under the Second Addendum Agreement, dated: 5 March, 2009 (the “Second Addendum” and the “First Extension”, respectively); and

WHEREAS
concurrently with this Fourth Addendum Agreement (“this Addendum”), the parties intend to enter into a Third Addendum Agreement which sets forth several understandings in regard to (inter alia) the “2005 Patent”, the “2008 Patent” and the “Current Product” (all as defined and more fully specified therein) (the “Third Addendum”); and

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WHEREAS
the parties wish to further extend the Parallel Research (which extended the Research that was defined under the R&L Agreement and forms a part thereof), by an additional research period of one year, under the research plan and budget specified herein, and under all terms and conditions set out herein below.

NOW THEREFORE IT IS AGREED BY THE PARTIES HERETO AS FOLLOWS:

1.
Terms and phrases included in this Addendum which are defined in the R&L Agreement, as amended shall have the same meaning attributed to them therein unless otherwise expressly defined in this Addendum.

2.
This Addendum and the R&L Agreement as amended shall be read as one and shall represent the complete current understanding between the parties with respect to the subject matter hereof. Subject to the modifications contained herein, the provisions of the R&L Agreement, as amended shall remain unaltered and in full force and effect.

3.	The above preamble and the appendices attached hereto form an integral part of this Addendum.

4.	The Research will be extended by an additional research period of one (1) year commencing on 1 August, 2009 and ending on 31 July, 2010 (the “Second Extension Period”).

5.	The research during the Second Extension Period will be performed in accordance with the research plan, attached hereto as Appendix A2 (the “Second Extension Research Plan”).

6.
The budget for the Second Extension Period will amount to US$39,330 (thirty nine thousand, three hundred and thirty US Dollars), as more fully specified in Appendix B2 attached hereto (the “Second Extension Budget”).

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7.
The Second Extension Budget (plus VAT, as prescribed by law), will be paid to Yeda in 4 (four) tri-monthly equal instalments (US$9,832.50 +VAT, each), at the beginning of each three-month period commencing upon the date of signature hereof. Yeda shall issue an invoice in respect of each payment, as aforesaid, following its full receipt.

8.	The updated list of Patents that are licensed to the Company under the R&L Agreement and pursuant to the First Addendum is discussed in the Third Addendum and shall not be referred to herein.

9.	Notwithstanding the date of signature hereof, this Addendum shall be effective retroactively, as of 1 August, 2009.

10.
For the avoidance of doubt, all Results generated under the Second Extension Research Plan shall vest in Yeda, in accordance with the provisions of the R&L Agreement in respect of the Research, and Yeda’s rights in and to any Results generated in the course of the performance of the Second Extension Research Plan, shall be subject to the License granted to the Company under the R&L Agreement, as amended, mutatis mutandis.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET THEIR SIGNATURES.

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APPENDIX A

High and low frequency brain stimulation effects on BDNF and AMPAR levels in specific brain regions of awake and anaesthetized animals.

Introduction

In recent years brain stimulation has been receiving increasing attention as an alternative therapy for psychiatric disorders, especially in treatment resistant patients. These neurostimulation methods include repetitive transcranial magnetic stimulation (rTMS), magnetic seizure therapy (MST), vagus nerve stimulation (VNS), deep brain stimulation (DBS) and transcranial direct current stimulation (tDCS). All of these methods show some efficacy in disorder treatment but they vary in their degree of invasiveness.

rTMS applies magnetic pulses to the brain, induces an intracranial electric field and leads to modifications of cortical excitability. Such changes have been shown to outlast the stimulation period. Recently it has been proposed that long term effects are exerted by alterations in neuroplasticity. In addition, changes in transcranial magnetic stimulation frequency and patterns have been shown to result in different long-term effects. Low-frequency (about 1 Hz) rTMS usually leads to a reduction of synaptic efficiency - a long-term depression (LTD) like effect, while high-frequency stimulation (about 10-20 Hz) results in increased synaptic efficiency - a long-term potentiation (LTP) like effect.

Both BDNF and glutamatergic transmission has been shown to conelate to LTP and LTD-like effect, making them possible markers for measuring changes in synaptic consolidation and efficacy following treatment. In addition, recent literature suggests that brain activity during stimulation influences the stimulation outcome.

Therefore, in the present study we aim to test whether the effect of brain stimulation on BDNF and most ubiquitous glutamate receptor (AMPAR) levels differs depending on the animal’s state. We will test the alterations in those molecular markers in reward-related brain regions following both high-frequency and low-frequency TMS. In addition, the influence of TMS on BDNF and AMPAR expression will be tested in different animal state (anaesthetized, awake, and after chronic-stress induced depressive behavior) during stimulation. The present research may advance the understanding of the molecular mechanism of TMS and its long term effects on psychiatric and neurological disorders.

Research plan

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On first stage, the animals will be randomly divided into treatment groups. The animals for stimulation during anesthesia will be divided into low-frequency, high-frequency and sham stimulation groups. The animals subjected for stimulation during wakefulness will be divided into low-frequency active and sham, high-frequency active and sham. The minimal number of experimental animals to reveal significant effect is 10 animals per group, so 70 animals in total will be needed.

Following appropriate TMS treatment, all animals will be sacrificed and we will measure 2 molecular factors in reward-related brain regions: BDNF by ELISA and GluRl by western blot.

In this experiment we will test the effects of stimulation frequency on synaptic plasticity and will compare the those effects between awake or anaesthetized rats during stimulation.

Methods

Animals

Male Sprague-Dawley rats (60 days old at experiment initiation) will be maintained under a 12 h/12 h light dark cycle (lights on at 7 a.m.) with food and water ad libitum. Rats were singly housed in Perspex cages (18x26x40 cm). Stimulations will be performed between 9 a.m. and 6 p.m. All animal experiments will be conducted according to the Institutional Animal Use and Care Committee guidelines, which are in complete accordance with the NIH guidelines for care and use of laboratory animals.

Transcranial magnetic stimulation (TMS)

TMS will be administered daily for 10 days with a circular magnetic coil (Brainsway, Israel) at 70 % of maximal output of a Magstim Rapid2 stimulator (Magstim Company, UK). Each rat will be randomly chosen to be stimulated on either the left or right hemisphere. A total of 900 daily magnetic stimulation pulses will be applied to both high and low frequency stimulated groups. Each high-frequency daily stimulation consist of 9 cycles (trains) of 100 pulses during 5 seconds (20 Hz) followed by a 55 second pause. Each low-frequency daily stimulation consists of 1 pulse per second (1Hz) for 900 consecutive seconds. To properly control for possible differences in acute stress between low and high frequency stimulations in awake animals, there will be 2 awake sham groups. All sham animals will be treated similarly to treatment groups without applying the magnetic stimulation (same handling, anesthesia, movement restriction during stimulation by sham coil).

Histology and tissue punches

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To analyze regional levels of BDNF and GluRl, brains will be removed, frozen in isopropanol and stored at -80°C. Sections will be sliced using a cryostat at -20°C. Unilateral tissue punches (separately left and right) of prelimbic cortex (PLC), nucleus accumbens (NAC), striatum (Str), dorsal hippocampus (dHc), ventral hippocampus (vHc) and ventral tegmental area (VTA) will be extracted from ~1.5 mm coronal sections using a manual cutter, within the cryostat environment (at -20°C) as the anterior portion of the selected region of interest was identified.

Protein extraction

Protein extraction will be performed as described previously by Baker-Herman et al (1). Brain tissue samples will be weighed and homogenized in a cold extraction buffer (Tris-buffered saline, pH 8.0, with 1% NP-40,10% glycerol, 5mM sodium metavanadate, 10 mM PMSF, 100 µg/ml aprotinin and 10 µg/ml leupeptin). Homogenates will be acidified with 0.1 M HC1 (pH ~3.0), incubated at room temperature for 15 min, and neutralized with 0.1M NaOH (pH ~7.6). Homogenates will then be microfuged at 7000 g for 10 min, and supernatants will be assayed with ELISA staining,

ELISA

Sandwich ELISA will be carried out at room temperature using monoclonal mouse anti-human BDNF capture antibody (R&D systems, USA) at 2.0 µg/ml in PBS, as described previously (2). The capture antibody will be incubated overnight in 96-well flat-bottomed polystyrene plates (NUNC, Denmark). After incubation, the wells will be washed three times with a washing buffer (0.05% Tween 20 in PBS, pH 7.2-7.4). Then, 300 µl of a blocking buffer (1% BSA, 5% sucrose in PBS with 0.05% NaN3) will be added to each well. After washing three times brain homogenized samples (200 µ1 per well) will be added in duplicate. Positive (BDNF) and negative (Reagent Diluent: 1% BSA in PBS pH 7.2-7.4,0.2 µm filtered) controls will be included. After incubation and washing, mouse anti-human BDNF (100 µl per well) detection antibody (R&D systems, USA) diluted at 2500 pg/ml in Reagent Diluent will be added, and the plates will be incubated. After three washes, streptavidin conjugated to horseradish peroxidase (HRP) (R&D systems, USA) diluted 1:200 in Reagent Diluent will be added (100 pl/well), and the plates will be incubated in darkness. After three more washes, substrate solution (Chemicon international, USA) (1:1 mixture of Color Reagent H2O2, and Color Reagent Tetramethylbenzidine) will be added (100 µl/well), the color then developed for 20 min in darkness, and the reaction will be stopped with 50 µl 2N H2SO4. The plates will be read at 450nm in a microplate reader (ELX808, Bio, USA).

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References

1. Baker-Herman TL, Fuller DD, Bavis RW, Zabka AG, Golder FJ, Doperalski NJ, et al. (2004) BDNF is necessary and sufficient for spinal respiratory plasticity following intermittent hypoxia. Nat Neurosci 7: 48-55.
2. Toth E, Gersner R, Wilf-Yarkoni A, Raizel H, Dar DE, Richter-Levin G, et al. (2008) Age-dependent effects of chronic stress on brain plasticity and depressive behavior. J Neurochem 107: 522-532.

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APPENDIX B

The First Extension Budget (attached)

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Date
Company	Brainsway
Principal Investigator	Dr. Abraham Zangen
Research period	One Year 01.08.09-01.08.10
Personnel
Name	Position	Total Annual Salary	% of Employment	Employment Term(months)	Project Cost

	Hour bases employee	26,500	50%	12	13,250
					–
					–
					–
					–
					–
					–
					–
					–
					–
Sub Total					13,250
Consumables, chemicals, small equipment					6,500
Animals					8,750
Computers
Travel
Fix equipment (please specify)

Others (please specify)

Net Budget
WIS Overhead (27.5% of Total, 38% of Net)
Total Budget (Including Overhead)